Exhibit 10.2

BJ’S WHOLESALE CLUB, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

GRANTED UNDER 1997 STOCK INCENTIVE PLAN

Series 97 - 30

1.	Grant of Option.

This agreement evidences the grant by BJ’s Wholesale Club, Inc., a Delaware corporation (the “Company”), on the Date of Grant shown below to the Participant named below, of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 1997 Stock Incentive Plan (the “Plan”), the Number of Shares of the Company’s Common Stock as shown below (the “Shares”) at the Option Price per Share shown below. Unless earlier terminated, this option shall expire on the Final Exercise Date shown below.

Date of Grant: August 9, 2004

Participant: Herbert J. Zarkin

Number of Shares: 250,000

Option Price per Share: $_21.39__

Final Exercise Date: May 15, 2010

2.	Vesting Schedule.

This option will become exercisable on a cumulative basis as specified below.

  83,333 shares beginning May 15, 2005

166,666 shares beginning May 15, 2006

250,000 shares beginning the earlier of (i) May 15, 2007 and (ii) the date of the Company’s 2007 Annual Meeting of Stockholders

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares which have become exercisable until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement and payment in full by cash, personal check, check from a member of the New York Stock Exchange, delivery of shares of Common Stock (valued at their fair market value as determined by the Board in good faith) owned by the Participant at least six months prior to such delivery, or otherwise in accordance with the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b) Continuous Employment by the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the date of grant of this option, an employee of the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Internal Revenue Code of 1986, as amended (the “Code”)(an “Eligible Participant”).

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d), (e), (f) and (g) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.

(d) Exercise Period Following Expiration of Employment In Accordance with Terms of Employment Agreement. If the Participant ceases to be an Eligible Participant upon the expiration of the term of his employment as provided in the Employment Agreement dated July 28, 1997 as amended September 14, 2000 and August 9, 2004 (i.e., on the date of the Company’s 2007 Annual Meeting of Stockholders), this option shall be exercisable until the Final Expiration Date (it being understood that, in accordance with section 2 of this option agreement, this option will be fully exercisable at the time of such cessation of employment).

(e) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “Cause” as specified in paragraph (g) below, this option shall be exercisable until the Final Expiration Date and shares shall continue to become exercisable prior to the Final Expiration Date in accordance with section 2 of this option agreement.

(f) Exercise Period Following Termination by the Company Without Cause. If the Participant ceases to be an Eligible Participant due to termination by the Company for any reason other than Cause (as defined in Section 3(g)), this option shall be exercisable until the Final Expiration Date and shares shall continue to become exercisable prior to the Final Expiration Date in accordance with section 2 of this option agreement.

(g) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “Cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall have the meaning ascribed thereto in that certain employment agreement between the Participant and the Company dated July 29, 1997, as amended from time to time. Cause shall be determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

4.	Taxes and Withholding.

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local taxes required by law to be withheld in respect of this option.

5.	Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant. Except as otherwise indicated by the context, the “Participant,” as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

6.	Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

BJ’S WHOLESALE CLUB, INC.

By:	/s/ Michael T. Wedge

Title:	President and C.E.O.